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                                                                     Exhibit 5.1


                         [LETTERHEAD OF BLANK ROME LLP]




                                  May 28, 2004


Impax Laboratories, Inc.
3735 Castor Avenue
Philadelphia, PA 19124

         Re: Impax Laboratories, Inc. Registration Statement on Form S-3
             -----------------------------------------------------------

Gentlemen:

         We have acted as counsel to Impax Laboratories, Inc. (the "Company") in connection with the registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale of up to 1,054,067 shares of common stock of the Company (the "Securities") set forth in the Registration Statement. This opinion letter is Exhibit 5.1 to the Registration Statement.

         Although as counsel to the Company we have advised it in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

         In rendering this opinion, we have examined only the following documents: (i) the Company's Restated Certificate of Incorporation, as amended, and Bylaws, (ii) resolutions adopted by the Board of Directors of the Company, and (iii) the Registration Statement. We have not performed any independent investigation other than the document examination described above. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures. We have also relied upon an officer's certificate as to corporate action heretofore taken by the Company with respect to the Securities. This opinion is limited to the corporate laws of the State of Delaware.

         Based upon and subject to the foregoing, we are of the opinion that the Securities are legally issued, fully paid and nonassessable.

         This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.
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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

                                                     Sincerely,


                                                     /s/ Blank Rome LLP